Testing the Waters Materials Related to Series #05JAYZ

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#05JAYZ

'05 TOPPS JAY-Z AUTOGRAPHED CARD

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $18,500

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

ASSET SPECIFICATIONS

Name	Jay-Z
Year	2005
Memorabilia Type	Trading Card
Manufacturer	Topps
Rarity	1 of 1 (PSA 10)
Number in Set	#FFAJZ
Authentication	PSA
Grade	10
Certification No.	47808613

DESCRIPTION OF SERIES 2005 TOPPS JAY-Z CARD

Investment Overview

•Upon completion of the Series #05JAYZ Offering, Series #05JAYZ will purchase a 2005 Topps Finest Jay-Z Autographed Card graded PSA 10 for Series #05JAYZ (The “Series 2005 Topps Jay-Z Card” or the “Underlying Asset” with respect to Series #05JAYZ, as applicable), the specifications of which are set forth below.

•Jay-Z is a rapper, producer, and businessman with 23 Grammy Awards (the most of any rapper in history).

•The Topps Company, Inc. was founded as Topps Chewing Gum, Inc. in Brooklyn in 1938 by the four sons of Morris Shorin, Abram, Ira, Joseph, and Phillip. Topps began first printing cards in 1949 and issuing them as ‘freebies’ inside packs of gum.

•The Underlying Asset is a 2005 Topps Finest Jay-Z Autographed Card graded PSA 10.

Asset Description

Overview & Authentication

•Shawn Corey Carter (later known as Jay-Z) was born on December 4, 1969, in Brooklyn New York.

•In June 1996, Jay-Z released his debut album “Reasonable Doubt.”

•In September 1998, Jay-Z released “Vol. 2… Hard Knock Life.” The album hit No. 1 on the Billboard 200 and won the Grammy for Best Rap Album.

•In 2008, Jay-Z married singer and actress Beyoncé.

•In addition to his rap career, Jay-Z has been a prominent force on the business side of the music industry, signing artists Rihanna and Ne-Yo to Def Jam Recordings. Jay-Z resigned as President of Def Jam in 2007, saying:  "You have record executives who've been sitting in their office for 20 years because of one act."

•A new entertainment company called Roc Nation was formed in 2008 after Jay-Z signed a $150 million contract with Live Nation. Roc Nation signed Jay-Z, as well as Rihanna, Shakira, T.I., and other top artists.

•Jay-Z has sold over 50 million albums worldwide.

•The Underlying Asset has been issued a grade of GEM MT 10 by Professional Sports Authenticators (PSA) with Certification No. 47808613.

Notable Features

•The Underlying Asset is a 2005 Topps Finest Jay-Z Autographed Card graded PSA 10.

•The Underlying Asset is 1 of 1 2005 Topps Finest Jay-Z Autographed Card examples graded PSA 10 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 2005 Topps Jay-Z Card
Player	Jay-Z
Year	2005
Memorabilia Type	Trading Card
Manufacturer	The Topps Company, Inc.

Rarity	1 of 1 (PSA 10)
Number in Set	#FFAJZ
Authentication	Professional Sports Authenticators (PSA)
Grade	10
Certification No.	47808613

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2005 Topps Jay-Z Card going forward.

#05JAYZ | $18.5K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+33.5%	3

#05JAYZ | *Visuals*

Jay-Z has sold over 50 million albums since his debut “Reasonable Doubt” in 1996.

LAUNCH GALLERY ›

#05JAYZ | *Timeline*

Dec. 1969 Shawn Corey Carter (later known as Jay-Z) is born in Brooklyn, New York.

Jun. 1996 Jay-Z releases his debut album “Reasonable Doubt.”

Sep. 1998 With the No. 1 album “Vol. 2... Hard Knock Life,” Jay-Z emerges as one of the top rappers in the world, winning a Grammy for Best Rap Album.

Sep. 2001 After spending just two days writing and two weeks in the studio recording, Jay-Z releases “The Blueprint,” which debuts at the top of the Billboard charts.

Nov. 2003 Billed as his final album before retirement, Jay-Z releases “The Black Album.”